Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 6, 2010, with respect to the financial statements of American Realty Capital New York Recovery REIT, Inc. (a Maryland Corporation in the Developmental Stage) which is included in this Pre-effective Amendment No. 1 to Post-effective No. 1 to this Registration Statement and Prospectus on Form S-11 (File No. 333-163069, effective September 2, 2010). We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON, LLP

Philadelphia, Pennsylvania

March 2, 2011